UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 20, 2018

RISE GOLD CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53848	30-0692325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

488 – 1090 West Georgia Street

Vancouver, British Columbia

Canada

(Address of principal executive offices)

V6E 3V7

(Zip Code)

Registrant’s telephone number, including area code:  (604) 260-4577

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the exchange Act (17 CFR 240.13e -4)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ❑

Item 3.02

Unregistered Sales of Equity Securities

On April 19, 2018, in connection with the appointment of John Proust to the board of directors of Rise Gold Corp. (the “Company”), and the pending appointment of Vince Boon and Eileen Au as officers of the Company, the Company granted a total of 6,381,000 incentive stock options to employees, consultants and directors of the Company pursuant to the terms of the Company’s Stock Option Plan.  The options are exercisable at $0.12 per share until April 19, 2023.  The Company relied on Rule 903 of Regulation S for the issuance of the options and the offer of the underlying shares.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 18, 2018, Cale Thomas resigned as a director of the Company, but will remain as Chief Financial Officer, Treasurer and Secretary until May 1, 2018.  His resignation was not due to any disagreement with the Company regarding its operations, policies, practices or otherwise.

On the same date, the Board of Directors of the Company appointed John Proust as a director to fill the vacancy on the Board. Effective May 1, 2018, Cale Thomas will resign as Chief Financial Officer, Treasurer and Corporate Secretary of the Company, Vince Boon will become the Chief Financial Officer of the Company, and Eileen Au will become the Corporate Secretary and Treasurer of the Company. The appointments of Mr. Proust, Mr. Boon and Ms. Au are being made in connection with the securities acquisition by Southern Arc Minerals Inc. (“Southern Arc”), a company listed on the TSX Venture Exchange, of 20,000,000 units from the Company for a total purchase price of CAD$2,000,000 in a private offering that closed on April 18, 2018. Each unit purchased by Southern Arc consisted of one share of the Company’s common stock and one non-transferable share purchase warrant exercisable into one share of common stock at a price of CAD$0.15 until April 18, 2021. Southern Arc has advised the Company that, as a result of its purchase of units, it now beneficially owns approximately 17.23% of the Company’s class of common stock.

As a result of the foregoing changes, the Company’s current directors and officers and audit committee members are as follows:

Directors:	Benjamin W. Mossman, John Proust, John Anderson, Alan R. Edwards and Thomas I. Vehrs
Officers:	Benjamin W. Mossman (Chief Executive Officer and President) and Cale Thomas (Chief Financial Officer, Treasurer and Secretary)
Audit Committee:	John Anderson, Alan R. Edwards and Thomas I. Vehrs

As of May 1, 2018 the Company’s officers will be as follows:

Officers:	Benjamin W. Mossman (Chief Executive Officer and President), Vince Boon (Chief Financial Officer) and Eileen Au (Treasurer and Corporate Secretary)

Mr. Proust, age 59, has founded and managed a number of resource companies. Mr. Proust has served on the boards and held senior operating positions, and has directed and advised public and private companies regarding debt and equity financing, mergers and acquisitions and corporate restructuring since 1986. In addition to serving as a director of the Company, Mr. Proust is currently the Chairman and CEO of Southern Arc Minerals Inc., Chairman and CEO of Japan Gold Corp., Chairman and a director of Canada Energy Partners Inc., Non-Executive Chairman and Director of Tethyan Resources plc, Executive Director of TekModo Industries Inc., a director of Pinedale Energy Limited and a director of Q Investments Ltd. Mr. Proust has extensive experience in corporate governance. He is a graduate of The Directors College, Michael G. De Groote School of Business at McMaster University and holds the designation of Chartered Director.

Mr. Boon, age 37, is a chartered accountant with over ten years of professional accounting experience with private and public companies focusing on financial reporting, regulatory compliance, internal control and corporate finance activities. Mr. Boon’s experience includes financial reporting for both Canadian and U.S. listed companies with international subsidiaries, strategic planning, tax planning, corporate governance, equity financings and due diligence for mergers and acquisitions. As an employee of J. Proust & Associates Inc., an organization providing public company management and venture capital to start-up and junior companies, Mr. Boon will serve as Chief Financial Officer of the Company beginning on May 1, 2018. He currently serves as the CFO and Corporate Secretary of Japan Gold Corp., and as the CFO of Southern Arc Minerals Inc., Canada Energy Partners Inc., Tethyan Resources plc. and TekModo Industries Inc. Mr. Boon holds a Bachelor of Science degree from the University of British Columbia and is a Chartered Professional Accountant, CPA, CA.

Ms. Au, age 52, currently serves as Corporate Secretary to various public and private companies as an employee of J. Proust & Associates Inc. Ms. Au worked in the capital markets in Asia for more than 15 years, beginning her career at an international brokerage firm before moving on to regional Asian firms. Beginning on May 1, 2018, she will serve as the Corporate Secretary and Treasurer of the Company. She currently  serves as the Corporate Secretary of TSX-V listed Southern Arc Minerals Inc., Canada Energy Partners Inc., Tethyan Resources plc and TekModo Industries Inc. Ms. Au holds a Bachelor of Science degree from Acadia University.

There are no family relationships among the Corporation’s directors, executive officers or persons chosen to become directors or executive officers.

Item 9.01

Financial Statements and Exhibits.

Exhibit

No.

Description

99.1

Press release dated April 19, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 20, 2018

RISE RESOURCES INC.

/s/ Cale Thomas
Cale Thomas
Chief Financial Officer